CERTIFICATE

Loomis Sayles Funds II

(the “Trust”)

I, Paula Gilligan, Assistant Secretary of the Trust, hereby certify that the following is a true copy of the resolution adopted by the Trustees of the Trust at a meeting held on November 16, 2007:

VOTED:	that the premium amount of $1,510, for a $3,000,000 increase in coverage to the current blanket bond issued by National Union Fire Insurance Company of Pittsburgh, PA providing fidelity bond protection of $18,000,000 (aggregate coverage $21,000,000) for the series of Loomis Sayles Funds I and Loomis Sayles Funds II (the “Trusts”) is hereby approved as being reasonable in form and amount for the period December 16, 2006 to December 15, 2007.

Loomis Sayles Bond Fund	$659
Loomis Sayles Fixed Income Fund	$28
Loomis Sayles Global Bond Fund	$91
Loomis Sayles Global Markets Fund	$8
Loomis Sayles Growth Fund	$19
Loomis Sayles High Income Fund	$2
Loomis Sayles High Income Opportunities Fund	$4
Loomis Sayles Inflation Protected Securities Fund	$1
Loomis Sayles Institutional High Income Fund	$9
Loomis Sayles Intermediate Duration Fixed Income Fund	$1
Loomis Sayles Investment Grade Bond Fund	$96
Loomis Sayles Investment Grade Fixed Income Fund	$12
Loomis Sayles Limited Term Government and Agency Fund	$6
Loomis Sayles Mid Cap Growth Fund	$3
Loomis Sayles Municipal Income Fund	$4
Loomis Sayles Research Fund	$1
Loomis Sayles Securitized Asset Fund	$23
Loomis Sayles Small Cap Growth Fund	$2
Loomis Sayles Small Cap Value Fund	$50
Loomis Sayles Strategic Income Fund	$481
Loomis Sayles Tax-Managed Equity Fund	$0
Loomis Sayles Value Fund	$9

TOTAL	$1,510

/s/ Paula Gilligan
Paula Gilligan
Assistant Secretary

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